Subject to Completion Dated November 11, 2024	November 2024 Preliminary Pricing Supplement dated November , 2024 Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Buffered PLUS Based on the Performance of the Worst Performing of the Nasdaq-100 Index® and the S&P 500® Index due November 15, 2030

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Unlike conventional debt securities, the Buffered Performance Leveraged Upside SecuritiesSM (the “Buffered PLUS”) do not pay interest and provide a minimum payment at maturity of only 20% of the stated principal amount. If the final underlier value of the worst performing underlier is greater than its initial underlier value, investors will receive the stated principal amount of their investment plus a return reflecting the leveraged upside performance of the worst performing underlier. If the final underlier value of the worst performing underlier is less than its initial underlier value but not by more than the buffer amount, at maturity investors will receive the stated principal amount. However, if the final underlier value of the worst performing underlier is less than its initial underlier value by more than the buffer amount, investors will lose 1% of the stated principal amount for every 1% decline in the worst performing underlier beyond the specified buffer amount, subject to the minimum payment at maturity of 20% of the stated principal amount. Investors may lose up to 80% of the stated principal amount of the Buffered PLUS. The payment at maturity on the Buffered PLUS is based solely on the worst performing underlier and you will not benefit from the performance of the better performing underlier. Therefore, investors will receive a positive return on their investment only if the final underlier value of each underlier is greater than its initial underlier value. However, investors may lose up to 80% of their initial investment if the final underlier value of any underlier is less than its initial underlier value by more than the buffer amount, even if the other underlier appreciates or does not decline as much. The Buffered PLUS are for investors who seek an equity index-based return and who are willing to risk a significant portion of their principal based on exposure to the worst performing underlier and forgo current income in exchange for the leverage and buffer features, which, in the latter case, applies to a limited range of performance of the worst performing underlier. The Buffered PLUS are senior unsecured debt securities issued as part of Royal Bank of Canada’s Senior Global Medium-Term Notes, Series J program. All payments on the Buffered PLUS are subject to the credit risk of Royal Bank of Canada.

SUMMARY TERMS
Issuer:	Royal Bank of Canada
Underliers:	The Nasdaq-100 Index® (the “NDX Index”) and the S&P 500® Index (the “SPX Index”)
Underlier	Bloomberg symbol	Initial underlier value*
NDX Index	NDX
SPX Index	SPX
* With respect to each underlier, the closing value of that underlier on the pricing date
Aggregate principal amount:	$
Stated principal amount:	$1,000 per Buffered PLUS
Pricing date:	November 12, 2024
Original issue date:	November 15, 2024
Valuation date:*	November 12, 2030
Maturity date:*	November 15, 2030
Payment at maturity:

You will receive on the maturity date a cash payment per Buffered PLUS determined as follows:

•   If the final underlier value of the worst performing underlier is greater than its initial underlier value:

$1,000 + ($1,000 × leverage factor × underlier return of the worst performing underlier)

•   If the final underlier value of the worst performing underlier is equal to its initial underlier value or less than its initial underlier value but not by more than the buffer amount of 20%:

$1,000

•   If the final underlier value of the worst performing underlier is less than its initial underlier value by more than the buffer amount of 20%:

$1,000 + ($1,000 × underlier return of the worst performing underlier) + $200.00

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000, but will be at least $200.00.

Minimum payment at maturity:	$200.00 per Buffered PLUS (20% of the stated principal amount)
Leverage factor:	108.25%
Underlier return:	With respect to each underlier: (final underlier value – initial underlier value) / initial underlier value
Buffer amount:	20%. As a result of the buffer amount of 20%, the value at or above which each underlier must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS is as follows: , for the NDX Index and , for the SPX Index, which in each case is 80% of its initial underlier value.
Final underlier value:	With respect to each underlier, the closing value of that underlier on the valuation date
Worst performing underlier:	The underlier with the lowest underlier return
CUSIP / ISIN:	78017GXL0/ US78017GXL03
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	RBC Capital Markets, LLC (“RBCCM”)
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to issuer
Per Buffered PLUS	$1,000.00	$30.00 (1) $5.00(2)	$965.00
Total	$	$	$

(1) RBCCM, acting as agent for Royal Bank of Canada, will receive a fee of $35.00 per Buffered PLUS and will pay to Morgan Stanley Wealth Management (“MSWM”) a fixed sales commission of $30.00 for each Buffered PLUS. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

(2) Of the amount received by RBCCM, acting as agent for Royal Bank of Canada, RBCCM will pay MSWM a structuring fee of $5.00 for each Buffered PLUS.

* Subject to postponement. See “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

The initial estimated value of the Buffered PLUS determined by us as of the pricing date, which we refer to as the initial estimated value, is expected to be between $894.80 and $944.80 per Buffered PLUS and will be less than the public offering price of the Buffered PLUS. The final pricing supplement relating to the Buffered PLUS will set forth the initial estimated value. The market value of the Buffered PLUS at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

An investment in the Buffered PLUS involves certain risks. See “Risk Factors” beginning on page 6 of this document and “Risk Factors” in the accompanying prospectus, prospectus supplement and product supplement.

You should read this document together with the documents listed below, each of which can be accessed via the hyperlinks below, before you decide to invest. Please also see “Additional Information about the Buffered PLUS” in this document.

Buffered PLUS Based on the Performance of the Worst Performing of the Nasdaq-100 Index® and the S&P 500® Index due November 15, 2030

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Prospectus dated December 20, 2023	Prospectus Supplement dated December 20, 2023	Underlying Supplement No. 1A dated May 16, 2024	Product Supplement No. 1A dated May 16, 2024

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the Buffered PLUS or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The Buffered PLUS will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The Buffered PLUS are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

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Buffered PLUS Based on the Performance of the Worst Performing of the Nasdaq-100 Index® and the S&P 500® Index due November 15, 2030

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The Buffered PLUS Based on the Performance of the Worst Performing of the Nasdaq-100 Index® and the S&P 500® Index due November 15, 2030 (the “Buffered PLUS”) can be used:

▪	As an alternative to direct exposure to the worst performing underlier that enhances returns for any positive performance of the worst performing underlier

▪	To enhance returns and outperform the worst performing underlier in a bullish scenario

▪	To achieve similar levels of upside exposure to the worst performing underlier as a direct investment, while using fewer dollars by taking advantage of the leverage factor

▪	To obtain a buffer against a specified level of negative performance in the worst performing underlier

If the final underlier value of the worst performing underlier is less than its initial underlier value by more than the buffer amount, at maturity investors will lose 1% of the stated principal amount of their investment for every 1% decline in the worst performing underlier beyond the specified buffer amount, subject to the minimum payment at maturity of 20% of the stated principal amount.

Maturity:	Approximately 6 years
Leverage factor:	108.25%
Buffer amount:	20%
Minimum payment at maturity:	$200.00 per Buffered PLUS (20% of the stated principal amount). Investors may lose up to 80% of the stated principal amount of the Buffered PLUS.
Interest:	None

Key Investment Rationale

Investors may lose up to 80% of the stated principal amount of the Buffered PLUS. The Buffered PLUS are for investors who seek an equity index-based return and who are willing to risk a significant portion of their principal based on exposure to the worst performing underlier and forgo current income in exchange for the leverage and buffer features, which, in the latter case, applies to a limited range of performance of the worst performing underlier.

Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns for any positive performance of the worst performing underlier relative to a direct investment in that underlier.
Upside Scenario

The final underlier value of the worst performing underlier is greater than its initial underlier value. In this case, at maturity, we will pay the stated principal amount of $1,000 plus a return equal to 108.25% of the underlier return of the worst performing underlier.

Par Scenario

The final underlier value of the worst performing underlier is equal to its initial underlier value or less than its initial underlier value but not by more than the buffer amount. In this case, at maturity, we will pay the stated principal amount of $1,000 per Buffered PLUS even though the value of the worst performing underlier has declined.

Downside Scenario	The final underlier value of the worst performing underlier is less than its initial underlier value by more than the buffer amount. In this case, at maturity, we will pay less than the stated principal amount by an amount that is equal to the percentage decrease in the worst performing underlier from its initial underlier value to its final underlier value beyond the buffer amount of 20%. The minimum payment at maturity is $200.00 per Buffered PLUS.

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Buffered PLUS Based on the Performance of the Worst Performing of the Nasdaq-100 Index® and the S&P 500® Index due November 15, 2030

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information

You should read this document together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the Buffered PLUS are a part, the underlying supplement no. 1A dated May 16, 2024 and the product supplement no. 1A dated May 16, 2024. This document, together with these documents, contains the terms of the Buffered PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this document and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the Buffered PLUS offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this document differs from the information contained in the documents listed below, you should rely on the information in this document.

You should carefully consider, among other things, the matters set forth in “Risk Factors” in this document and the documents listed below, as the Buffered PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

•	Prospectus Supplement dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

•	Underlying Supplement No. 1A dated May 16, 2024:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324006773/dp211259_424b2-us1a.htm

•	Product Supplement No. 1A dated May 16, 2024:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324006777/dp211286_424b2-ps1a.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this document, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

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Buffered PLUS Based on the Performance of the Worst Performing of the Nasdaq-100 Index® and the S&P 500® Index due November 15, 2030

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms. The payoff diagram is based on the worst performing underlier. We make no representation or warranty as to which of the underliers will be the worst performing underlier for the purpose of calculating the payment at maturity.

Stated principal amount:	$1,000 per Buffered PLUS
Leverage factor:	108.25%
Buffer amount:	20%
Minimum payment at maturity:	$200.00 per Buffered PLUS (20% of the stated principal amount)

Buffered PLUS Payoff Diagram

■ The Buffered PLUS	■ The Worst Performing Underlier

Scenario Analysis

▪	Upside Scenario. If the final underlier value of the worst performing underlier is greater than its initial underlier value, then at maturity investors would receive the $1,000 stated principal amount plus a return reflecting 108.25% of the appreciation of the worst performing underlier from its initial underlier value to its final underlier value.

▪	If the worst performing underlier appreciates by 2%, at maturity investors would receive a return of 2.165%, or $1,021.65 per Buffered PLUS, or 102.165% of the stated principal amount.

▪	Par Scenario. If the final underlier value of the worst performing underlier is equal to its initial underlier value or less than its initial underlier value but not by more than the buffer amount of 20%, at maturity investors would receive the stated principal amount of $1,000 per Buffered PLUS.

▪	If the worst performing underlier depreciates by 5%, at maturity investors would receive the $1,000 stated principal amount per Buffered PLUS.

▪	Downside Scenario. If the final underlier value of the worst performing underlier is less than its initial underlier value by more than the buffer amount of 20%, at maturity investors would receive an amount that is less than the $1,000 stated principal amount and that reflects a 1% loss of principal for each 1% decline in the worst performing underlier beyond the buffer amount. Investors may lose up to 80% of their initial investment in the Buffered PLUS.

▪	If the worst performing underlier depreciates by 50%, at maturity investors would lose 30% of their principal and receive only $700.00 per Buffered PLUS, or 70% of the stated principal amount, even if the other underlier has appreciated or has not declined as much.

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Buffered PLUS Based on the Performance of the Worst Performing of the Nasdaq-100 Index® and the S&P 500® Index due November 15, 2030

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

An investment in the Buffered PLUS involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS. Some of the risks that apply to an investment in the Buffered PLUS are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Buffered PLUS unless you understand and can bear the risks of investing in the Buffered PLUS.

Risks Relating to the Terms and Structure of the Buffered PLUS

▪	The Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 20% of your principal. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 20% of your principal. If the final underlier value of the worst performing underlier is less than its initial underlier value by more than the buffer amount of 20%, the payment at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each Buffered PLUS by a percentage equal to the percentage decrease in the worst performing underlier from its initial underlier value to its final underlier value beyond the buffer amount. You may lose up to 80% of your initial investment in the Buffered PLUS.

▪	Any payment on the Buffered PLUS will be determined solely by the performance of the worst performing underlier even if the other underlier performs better. Any payment on the Buffered PLUS will be determined solely by the performance of the worst performing underlier. The Buffered PLUS are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. In the case of the Buffered PLUS, the individual performance of the underliers will not be combined, and the adverse performance of one underlier will not be mitigated by any appreciation of the other underlier. The underliers may be uncorrelated and may not perform similarly over the term of the Buffered PLUS, which may adversely affect your return on the Buffered PLUS.

▪	Your return on the Buffered PLUS may be lower than the return on a conventional debt security of comparable maturity. The return that you will receive on the Buffered PLUS, which could be negative, may be less than the return you could earn on other investments. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money, such as inflation.

▪	Payments on the Buffered PLUS are subject to our credit risk, and market perceptions about our creditworthiness may adversely affect the market value of the Buffered PLUS. The Buffered PLUS are our senior unsecured debt securities, and your receipt of any amounts due on the Buffered PLUS is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Buffered PLUS and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the Buffered PLUS.

▪	Any payment on the Buffered PLUS will be determined based on the closing values of the underliers on the dates specified. Any payment on the Buffered PLUS will be determined based on the closing values of the underliers on the dates specified. You will not benefit from any more favorable values of the underliers determined at any other time.

▪	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Buffered PLUS, and significant aspects of the tax treatment of the Buffered PLUS are uncertain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS.

Risks Relating to the Initial Estimated Value of the Buffered PLUS and the Secondary Market for the Buffered PLUS

▪	There may not be an active trading market for the Buffered PLUS; sales in the secondary market may result in significant losses. There may be little or no secondary market for the Buffered PLUS. The Buffered PLUS will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Buffered PLUS;

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Buffered PLUS Based on the Performance of the Worst Performing of the Nasdaq-100 Index® and the S&P 500® Index due November 15, 2030

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which RBCCM or any of our other affiliates is willing to buy the Buffered PLUS. Even if a secondary market for the Buffered PLUS develops, it may not provide enough liquidity to allow you to easily trade or sell the Buffered PLUS. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Buffered PLUS in any secondary market could be substantial. If you sell your Buffered PLUS before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The Buffered PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Buffered PLUS to maturity.

▪	The initial estimated value of the Buffered PLUS will be less than the public offering price. The initial estimated value of the Buffered PLUS will be less than the public offering price of the Buffered PLUS and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Buffered PLUS in any secondary market (if any exists) at any time. If you attempt to sell the Buffered PLUS prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the values of the underliers, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the public offering price of the agent’s commissions, our estimated profit and the estimated costs relating to our hedging of the Buffered PLUS. These factors, together with various credit, market and economic factors over the term of the Buffered PLUS, are expected to reduce the price at which you may be able to sell the Buffered PLUS in any secondary market and will affect the value of the Buffered PLUS in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Buffered PLUS prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the agent’s commissions, our estimated profit or the hedging costs relating to the Buffered PLUS. In addition, any price at which you may sell the Buffered PLUS is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Buffered PLUS determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the Buffered PLUS and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate were used.

▪	The initial estimated value of the Buffered PLUS is only an estimate, calculated as of the pricing date. The initial estimated value of the Buffered PLUS is based on the value of our obligation to make the payments on the Buffered PLUS, together with the mid-market value of the derivative embedded in the terms of the Buffered PLUS. See “Structuring the Buffered PLUS” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility and the expected term of the Buffered PLUS. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Buffered PLUS or similar securities at a price that is significantly different than we do.

The value of the Buffered PLUS at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Buffered PLUS in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Buffered PLUS.

Risks Relating to Conflicts of Interest and Our Trading Activities

▪	Hedging and trading activity by us and our affiliates could potentially adversely affect the value of the Buffered PLUS. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Buffered PLUS (and possibly to other instruments linked to the underliers or the securities it represents), including trading in those securities as well as in other related instruments. Some of our affiliates also may conduct trading activities relating to the underliers on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial underlier values and, therefore, could increase the values at or above which the underliers must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS. Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the closing values of the underliers on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

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Buffered PLUS Based on the Performance of the Worst Performing of the Nasdaq-100 Index® and the S&P 500® Index due November 15, 2030

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	Our and our affiliates’ business and trading activities may create conflicts of interest. You should make your own independent investigation of the merits of investing in the Buffered PLUS. Our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Buffered PLUS due to our and our affiliates’ business and trading activities, and we and our affiliates have no obligation to consider your interests in taking any actions that might affect the value of the Buffered PLUS. Trading by us and our affiliates may adversely affect the values of the underliers and the market value of the Buffered PLUS. See “Risk Factors—Risks Relating to Conflicts of Interest” in the accompanying product supplement.

▪	RBCCM’s role as calculation agent may create conflicts of interest. As calculation agent, our affiliate, RBCCM, will determine any values of the underliers and make any other determinations necessary to calculate any payments on the Buffered PLUS. In making these determinations, the calculation agent may be required to make discretionary judgments, including those described under “— Risks Relating to the Underliers” below. In making these discretionary judgments, the economic interests of the calculation agent are potentially adverse to your interests as an investor in the Buffered PLUS, and any of these determinations may adversely affect any payments on the Buffered PLUS. The calculation agent will have no obligation to consider your interests as an investor in the Buffered PLUS in making any determinations with respect to the Buffered PLUS.

Risks Relating to the Underliers

▪	You will not have any rights to the securities included in any underlier. As an investor in the Buffered PLUS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities included in any underlier. Each underlier is a price return index and its return does not reflect regular cash dividends paid by its components.

▪	The Buffered PLUS are subject to risks relating to non-U.S. securities with respect to the NDX Index. Because some of the equity securities composing the NDX Index are issued by non-U.S. issuers, an investment in the Buffered PLUS involves risks associated with the home countries of those issuers. The prices of securities of non-U.S. companies may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

▪	We may accelerate the Buffered PLUS if a change-in-law event occurs. Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the Buffered PLUS or an underlier or its components, or engaging in transactions in them, the calculation agent may determine that a change-in-law-event has occurred and accelerate the maturity date for a payment determined by the calculation agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Buffered PLUS if they were not accelerated. However, if the calculation agent elects not to accelerate the Buffered PLUS, the value of, and any amount payable on, the Buffered PLUS could be adversely affected, perhaps significantly, by the occurrence of such legal or regulatory changes. See “General Terms of Notes—Change-in-Law Events” in the accompanying product supplement.

▪	Any payment on the Buffered PLUS may be postponed and adversely affected by the occurrence of a market disruption event. The timing and amount of any payment on the Buffered PLUS is subject to adjustment upon the occurrence of a market disruption event affecting an underlier. If a market disruption event persists for a sustained period, the calculation agent may make a determination of the closing value of any affected underlier. See “General Terms of the Notes—Indices—Market Disruption Events,” “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

▪	Adjustments to an underlier could adversely affect any payments on the Buffered PLUS. The sponsor of an underlier may add, delete, substitute or adjust the securities composing that underlier or make other methodological changes to that underlier that could affect its performance. The calculation agent will calculate the value to be used as the closing value of an underlier in the event of certain material changes in, or modifications to, that underlier. In addition, the sponsor of an underlier may also discontinue or suspend calculation or publication of that underlier at any time. Under these circumstances, the calculation agent may select a successor index that the calculation agent determines to be comparable to the discontinued underlier or, if no successor index is available, the calculation agent will determine the value to be used as the closing value of that underlier. Any of these actions could adversely affect the value of an underlier and, consequently, the value of the Buffered PLUS. See “General Terms of the Notes—Indices—Discontinuation of, or Adjustments to, an Index” in the accompanying product supplement.

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Buffered PLUS Based on the Performance of the Worst Performing of the Nasdaq-100 Index® and the S&P 500® Index due November 15, 2030

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Buffered PLUS. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the Buffered PLUS or securities included in any underlier, or engaging in transactions in them, and any such action could adversely affect the value of the affected underlier. These regulatory actions could result in restrictions on the Buffered PLUS and could result in the loss of a significant portion of your initial investment in the Buffered PLUS, including if you are forced to divest the Buffered PLUS due to the government mandates, especially if such divestment must be made at a time when the value of the Buffered PLUS has declined.

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Buffered PLUS Based on the Performance of the Worst Performing of the Nasdaq-100 Index® and the S&P 500® Index due November 15, 2030

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Information about the Underliers

Nasdaq-100 Index® Overview

The NDX Index is a modified market capitalization-weighted index that is designed to measure the performance of 100 of the largest non-financial companies listed on The Nasdaq Stock Market. For more information about the NDX Index, see “Indices—The Nasdaq-100 Index®” in the accompanying underlying supplement.

The table below sets forth the published high and low closing values of the NDX Index for each quarter in the period from January 2, 2019 through November 6, 2024. The graph below sets forth the daily closing values of the NDX Index for that period. We obtained the information in the table and graph below from Bloomberg Financial Services (“Bloomberg”), without independent verification. You should not take the historical performance of the NDX Index as an indication of its future performance, and no assurance can be given as to the value of the NDX Index on the valuation date.

Information as of market close on November 6, 2024:

Bloomberg Ticker Symbol:	NDX	52 Weeks Ago:	15,296.02
Current Underlier Value:	20,781.33	52 Week High:	20,781.33
		52 Week Low:	15,187.90

The Nasdaq-100 Index®	High	Low
2019
First Quarter	7,493.27	6,147.13
Second Quarter	7,845.73	6,978.02
Third Quarter	8,016.95	7,415.69
Fourth Quarter	8,778.31	7,550.79
2020
First Quarter	9,718.73	6,994.29
Second Quarter	10,209.82	7,486.29
Third Quarter	12,420.54	10,279.25
Fourth Quarter	12,888.28	11,052.95
2021
First Quarter	13,807.70	12,299.08
Second Quarter	14,572.75	13,001.63
Third Quarter	15,675.76	14,549.09
Fourth Quarter	16,573.34	14,472.12
2022
First Quarter	16,501.77	13,046.64
Second Quarter	15,159.58	11,127.57
Third Quarter	13,667.18	10,971.22
Fourth Quarter	12,041.89	10,679.34
2023
First Quarter	13,181.35	10,741.22
Second Quarter	15,185.48	12,725.11
Third Quarter	15,841.35	14,545.83
Fourth Quarter	16,906.80	14,109.57
2024

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First Quarter	18,339.44	16,282.01
Second Quarter	19,908.86	17,037.65
Third Quarter	20,675.38	17,867.37
Fourth Quarter (through November 6, 2024)	20,781.33	19,773.30

The Nasdaq-100 Index® – Historical Closing Values January 2, 2019 to November 6, 2024

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S&P 500® Index Overview

The SPX Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the SPX Index, see “Indices—The S&P U.S. Indices” in the accompanying underlying supplement.

The table below sets forth the published high and low closing values of the SPX Index for each quarter in the period from January 2, 2019 through November 6, 2024. The graph below sets forth the daily closing values of the SPX Index for that period. We obtained the information in the table and graph below from Bloomberg, without independent verification. You should not take the historical performance of the SPX Index as an indication of its future performance, and no assurance can be given as to the value of the SPX Index on the valuation date.

Information as of market close on November 6, 2024:

Bloomberg Ticker Symbol:	SPX	52 Weeks Ago:	4,378.38
Current Underlier Value:	5,929.04	52 Week High:	5,929.04
		52 Week Low:	4,347.35

The S&P 500® Index	High	Low
2019
First Quarter	2,854.88	2,447.89
Second Quarter	2,954.18	2,744.45
Third Quarter	3,025.86	2,840.60
Fourth Quarter	3,240.02	2,887.61
2020
First Quarter	3,386.15	2,237.40
Second Quarter	3,232.39	2,470.50
Third Quarter	3,580.84	3,115.86
Fourth Quarter	3,756.07	3,269.96
2021
First Quarter	3,974.54	3,700.65
Second Quarter	4,297.50	4,019.87
Third Quarter	4,536.95	4,258.49
Fourth Quarter	4,793.06	4,300.46
2022
First Quarter	4,796.56	4,170.70
Second Quarter	4,582.64	3,666.77
Third Quarter	4,305.20	3,585.62
Fourth Quarter	4,080.11	3,577.03
2023
First Quarter	4,179.76	3,808.10
Second Quarter	4,450.38	4,055.99
Third Quarter	4,588.96	4,273.53
Fourth Quarter	4,783.35	4,117.37
2024
First Quarter	5,254.35	4,688.68
Second Quarter	5,487.03	4,967.23

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Third Quarter	5,762.48	5,186.33
Fourth Quarter (through November 6, 2024)	5,929.04	5,695.94

The S&P 500® Index– Historical Closing Values January 2, 2019 to November 6, 2024

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Additional Information about the Buffered PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Minimum ticketing size:	$1,000 / 1 Buffered PLUS
Trustee:	The Bank of New York Mellon
Calculation agent:	RBCCM
Use of proceeds and hedging:	The net proceeds from the sale of the Buffered PLUS will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to make the payment at maturity on the Buffered PLUS. The initial public offering price of the Buffered PLUS includes the underwriting discount and commission and the estimated cost of hedging our obligations under the Buffered PLUS.

United States Federal Income Tax Considerations

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Buffered PLUS.

Generally, this discussion assumes that you purchased the Buffered PLUS for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the underliers. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a Buffered PLUS.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the Buffered PLUS for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the Buffered PLUS and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the Trade Date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Buffered PLUS (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your Buffered PLUS should be treated as short-term capital gain or loss unless you have held the Buffered PLUS for more than one year, in which case your gain or loss should be treated as long-term capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the Buffered PLUS. An alternative characterization of the Buffered PLUS could materially and adversely affect the tax consequences of ownership and disposition of the Buffered PLUS, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

Non-U.S. Holders. As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Buffered PLUS with regard to Non-U.S. Holders. Our determination

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is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the Buffered PLUS.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Canadian Federal Income Tax Consequences

You should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, RBCCM, an affiliate of Royal Bank of Canada, will purchase the Buffered PLUS from Royal Bank of Canada for distribution to MSWM. RBCCM will act as agent for the Buffered PLUS and will receive the fee specified on the front cover of this document and will pay to MSWM a fixed sales commission for each of the Buffered PLUS they sell as specified on the front cover of this document. Of the fee received by RBCCM, RBCCM will pay MSWM a structuring fee for each Buffered PLUS as specified on the front cover of this document. The costs included in the original issue price of the Buffered PLUS will include a fee paid by RBCCM to LFT Securities, LLC, an entity in which an affiliate of MSWM has an ownership interest, for providing certain electronic platform services with respect to this offering.

MSWM may reclaim selling concessions allowed to individual brokers within MSWM in connection with the offering if, within 30 days of the offering, Royal Bank of Canada repurchases the Buffered PLUS distributed by such brokers.

The value of the Buffered PLUS shown on your account statement may be based on RBCCM’s estimate of the value of the Buffered PLUS if RBCCM or another of our affiliates were to make a market in the Buffered PLUS (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the Buffered PLUS in light of then-prevailing market conditions, our creditworthiness and transaction costs. For an initial period of approximately twenty-four months after the original issue date, the value of the Buffered PLUS that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the Buffered PLUS at that time. This is because the estimated value of the Buffered PLUS will not include the agent’s commission and our hedging costs and profits; however, the value of the Buffered PLUS shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of the agent’s commission and our estimated costs and profits from hedging the Buffered PLUS. This excess is expected to decrease over time until the end of this period, and we reserve the right to shorten this period. After this period, if RBCCM repurchases your Buffered PLUS, it expects to do so at prices that reflect its estimated value.

RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the Buffered PLUS, but is under no obligation to do so and may discontinue any market-making activities at any time without notice. Unless RBCCM or its agent informs the purchaser otherwise in the confirmation of sale, this document is being used in a market-making transaction.

For additional information about the settlement cycle of the Buffered PLUS, see “Plan of Distribution” in the accompanying prospectus. For additional information as to the relationship between us and RBCCM, see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

Structuring the Buffered PLUS

The Buffered PLUS are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the Buffered PLUS reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate, the agent’s commission and the hedging-related costs relating to the Buffered PLUS reduce the economic terms of the Buffered PLUS to you and result in the initial estimated value for the Buffered PLUS being less than their public offering price. Unlike the initial estimated value, any value of the Buffered PLUS

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determined for purposes of a secondary market transaction may be based on a second market rate, which may result in a lower value for the Buffered PLUS than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Buffered PLUS, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the Buffered PLUS. The economic terms of the Buffered PLUS and the initial estimated value depend in part on the terms of these hedging arrangements.

See “Risk Factors—Risks Relating to the Initial Estimated Value of the Buffered PLUS and the Secondary Market for the Buffered PLUS—The initial estimated value of the Buffered PLUS will be less than the public offering price” above.

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